Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

SC TO

Cogna Educacao S.A.

Table 1 to Paragraph (a)(7)

Line Item Type	Notes	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to be Paid	(1)	$79,373,380.00	0.0001531	$12,152.06

Total Transaction Valuation:		$79,373,380.00
Total Fees Due for Filing:				$12,152.06
Total Fees Previously Paid:				0.00
Total Fee Offsets:				0.00
Net Fee Due:				$12,152.06

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Offering Note(s)

(1)	Calculated solely for the purpose of determining the filing fee in accordance with Rule 0-11(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The filing fee is calculated based on the aggregate cash payment for the proposed per-share cash payment of U.S.$5.00 for 15,874,676 outstanding Class A Common Shares subject to the transaction (the “Transaction Valuation”).

The amount of the filing fee, calculated in accordance with Exchange Act Rule 0-11(b)(1) and the Securities and Exchange Commission Fee Rate Advisory #1 for Fiscal Year 2025, was calculated by multiplying the Transaction Valuation by 0.00015310.